Exhibit 3

POWER OF ATTORNEY

Simto Investments Company Limited

KNOW ALL PERSONS BY THESE PRESENTS, that M. M. Miyajiwala, Director of Simto Investments Company Limited whose signature appears below constitutes and appoints each of Mr F N Subedar and Mr R R Shastri individually as his attorney – in – fact, with the power of substitution for him in any and all capacities, to sign any amendments to the Schedule 13G attached hereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney – in – fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of this 11th day of February, 2008

Simto Investments Company Limited

By:	/s/ M. M. Miyajiwala
Name:	M. M. Miyajiwala
Title:	Director